Exhibit 99.1

REDWOOD TRUST REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE:RWT; "Redwood", the "Company"), a leader in expanding access to housing for homebuyers and renters, today reported its financial results for the quarter ended September 30, 2024.
Key Q3 2024 Financial Results and Metrics
•GAAP book value per common share was $8.74 at September 30, 2024, relative to $8.73 per share at June 30, 2024
◦Economic return on book value of 2.1% for the third quarter and 6.8% year to date 2024(1)
•GAAP net income available to common stockholders of $13.1 million or $0.09 per basic and diluted common share
•Non-GAAP Earnings Available for Distribution ("EAD") of $25.2 million or $0.18 per basic common share(2)
•Recourse leverage ratio of 2.5x at September 30, 2024, relative to 2.1x at June 30, 2024(3)
•Declared and paid a regular quarterly dividend of $0.17 per common share, a 6.25% increase from the second quarter 2024
Q3 2024 Operational Business Highlights
Residential Consumer Mortgage Banking
•Generated 30% annualized GAAP Return on Capital ("ROC") and non-GAAP EAD ROC
•Locked $2.2 billion of loans,(4) compared to $2.7 billion in the second quarter of 2024
◦Achieved gross margins well in excess of our historical target range of 75bps to 100bps, driven by hedge outperformance and spread tightening on securitization execution during the quarter
◦Fixed-rate bulk volume from banks increased 1.8x from Q2'24
◦Lock volume split evenly between bulk and flow, while we also saw a 6% increase in locks from independent mortgage banks ("IMBs")
◦Refinance activity represented 27% of quarterly flow volume, up from 12% in the second quarter 2024
•Distributed $1.5 billion of jumbo loans across three securitizations
Residential Investor Mortgage Banking
•Generated 45% and 58% annualized GAAP ROC and non-GAAP EAD ROC, respectively, on $50 million of capital
•Funded $458 million of loans (65% bridge and 35% term), effectively flat from $459 million in the second quarter of 2024
◦Bridge loan volume increased 24% QoQ, including a record quarter of fundings for single asset bridge ("SAB") loans
◦Term loan production declined as many borrowers awaited clarity from September's Federal Reserve interest rate decision
•Continued to deepen distribution channels, selling $288 million of loans through whole loan sales and sales to joint ventures ("JVs") and an additional $63 million to existing bridge loan securitizations

Investment Portfolio
•Accretively deployed approximately $157 million of capital into internally sourced and third-party investments, the largest amount since the third quarter of 2022
•Re-performing loan ("RPL") and jumbo securities saw improvement in 90 day+ delinquency rates at 6.9% and 0.2%, respectively; 90 day+ delinquency rates for our combined Residential Investor portfolio increased to 6.5% from 5.4% at June 30, 2024, partially offset by resolutions(5)
•Payoffs in the Residential Investor portfolio increased 19% in the third quarter to $380 million, including $226 million of bridge loans
•Investment Portfolio recourse leverage ratio remained low at 0.7x at September 30, 2024
Financing / Corporate Highlights
•Unrestricted cash and cash equivalents of $254 million and unencumbered assets of approximately $300 million at September 30, 2024
•Total excess warehouse financing capacity of $4.8 billion at September 30, 2024
◦Successfully renewed or established financing facilities with key counterparties for $1.7 billion of capacity, including one additional line to support our JV with CPP Investments and another to support our Residential Consumer platform
•Closed two non-marginable financing transactions backed by CAFL securities and subordinate and interest-only SEMT securities, unlocking capital for redeployment
•Retired outstanding convertible debt maturing July 2024 with cash on hand; remaining convertible debt outstanding at September 30, 2024 totaled $364 million
Q4 2024 Highlights to Date(7)
•Distributed $1.5 billion of Residential Consumer jumbo loans through SEMT® securitizations of 30-year fixed rate jumbo loans ($0.4 billion), seasoned hybrid adjustable-rate loans ("ARMs") ($0.4 billion) and whole loan sales ($0.7 billion)(8)
•Distributed over $250 million of Residential Investor loans through whole loan sales and sales to JVs
•Launched an expanded set of ARM guidelines within our Residential Consumer platform
•Completed an opportunistic $40 million reopening of our 7.75% convertible notes due 2027; predominant use of proceeds was to repurchase convertible notes due 2025, effectively extending the maturity of our convertible debt outstanding

"Our operating platforms delivered their strongest performance in over three years, underscoring our deepening partnerships, sustained product demand and enhanced distribution capabilities,” said Christopher Abate, Chief Executive Officer of Redwood Trust. "As evidenced by the recent increase to our common dividend, our results reflect continued progress in growing earnings and deploying capital accretively."

Continued Abate, “As we progress through the final quarter of the year, we are excited to embrace this new chapter for our Company, with several favorable tailwinds propelling us forward. A more accommodative monetary policy and increasing clarity in bank regulations underscore the opportunity we see for Redwood. We are witnessing increased demand for our products in the non-Agency market and are well-positioned to leverage our leadership, expertise, and innovative solutions to meet this growing need.”

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1.Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.
2.Earnings available for distribution is a non-GAAP measure. See Non-GAAP Disclosures section that follows for additional information on this measure.
3.Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $14.3 billion of consolidated securitization debt (ABS issued and servicer advance financing), other liabilities and other debt that is non-recourse to Redwood, and tangible stockholders' equity excludes $44.6 million of goodwill and intangible assets.
4.Lock volume represents loans identified for purchase from loan sellers. Lock volume does not account for potential fallout from pipeline that typically occurs through the lending process.
5.Re-performing loan ("RPL") and jumbo securities delinquency rate calculations are weighted by notional balances of loans collateralizing each of our securities investments. Bridge loan and CAFL securities delinquency rates are calculated as BPL term loans in our consolidated CAFL securitizations, loans held at JVs, unsecuritized bridge loans held for investment, and bridge and term loans held for sale with a delinquent payment greater than 90 days, divided by the total notional balance of loans in consolidated CAFL securitizations, loans held at JVs, unsecuritized bridge loans held for investment, and bridge and term loans held for sale. Calculation excludes third-party purchased bridge loans.
6.Secured recourse leverage ratio for our Investment Portfolio is defined as secured recourse debt financing our investment portfolio assets divided by capital allocated to our investment portfolio.
7.Represents Q4'24 activity through October 29, 2024 unless otherwise noted.
8.Includes securitizations and sales that have priced but not yet closed as of October 29, 2024.

Third Quarter 2024 Redwood Review and Supplemental Tables Available Online
A further discussion of Redwood's business and financial results is included in the third quarter 2024 Shareholder Letter and Redwood Review which are available under "Financial Info" within the Investor Relations section of the Company’s website at redwoodtrust.com/investor-relations. Additional supplemental financial tables can also be found within this section of the Company's website.
Conference Call and Webcast
Redwood will host an earnings call today, October 30, 2024, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time to discuss its third quarter 2024 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. A replay of the call will be available through midnight on Wednesday, November 13, 2024, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13749054.
The conference call will be webcast live in listen-only mode through the News & Events section of Redwood’s Investor Relations website at https://www.redwoodtrust.com/investor-relations/news-events/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Thursday, November 7, 2024, and also make it available on Redwood’s website.
About Redwood
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors through our best-in-class securitization platforms, whole-loan distribution activities, and our publicly traded shares. We operate our business in three segments: Residential Consumer Mortgage Banking, Residential Investor Mortgage Banking and Investment Portfolio. Through RWT Horizons®, our venture investing initiative, we invest in early-stage companies that have a direct nexus to our operating platforms. Additionally, through Aspire, our home equity investment (“HEI”) platform, we directly originate HEI to homeowners. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

Cautionary Statement; Forward-Looking Statements:

This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, opportunities, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2023 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

($ in millions, except per share data)	Three Months Ended
	9/30/2024	6/30/2024
Financial Performance
Net income per diluted common share	$0.09	$0.10
Net income per basic common share	$0.09	$0.10
EAD per basic common share (non-GAAP)	$0.18	$0.13

Return on Common Equity ("ROE") (annualized)	4.5%	4.8%
EAD Return on Common Equity ("EAD ROE") (annualized, non-GAAP)	8.7%	6.5%

Book Value per Common Share	$8.74	$8.73
Dividend per Common Share	$0.17	$0.16
Economic Return on Book Value (1)	2.1%	1.3%

Recourse Leverage Ratio (2)	2.5x	2.1x
Operating Metrics
Residential Investor Loans
Term fundings	$159	$218
Bridge fundings	299	241
Term sold	207	253
Bridge sold	81	162
Residential Consumer Loans
Locks	$2,226	$2,662
Purchases	2,024	1,902
Securitized	1,528	1,424
Sold	39	6

(1)    Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.
(2)    Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. At September 30, 2024, and June 30, 2024, recourse debt excluded $14.3 billion and $12.8 billion, respectively, of consolidated securitization debt (ABS issued and servicer advance financing), other liabilities and other debt that is non-recourse to Redwood, and tangible stockholders' equity excluded $45 million and $47 million, respectively, of goodwill and intangible assets.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	9/30/24	6/30/24	3/31/24	12/31/23	9/30/23

Net Interest Income From:
Investment portfolio	$32.7	$29.9	$29.6	$30.8	$31.1
Residential consumer mortgage banking	9.5	11.2	6.0	0.7	1.2
Residential investor mortgage banking	1.8	1.5	0.9	0.9	0.7
Corporate/other	(18.6)	(17.3)	(12.3)	(12.3)	(12.7)
Net Interest Income	$25.5	$25.3	$24.2	$20.1	$20.4
Non-interest income (loss)
Residential consumer mortgage banking activities, net	26.7	6.2	7.8	8.4	9.0
Residential investor mortgage banking activities, net	12.9	12.7	6.7	6.3	10.5
Investment fair value changes, net	(12.2)	1.1	21.8	15.2	(41.7)
HEI income, net	10.7	15.8	9.0	11.7	10.3
Other income, net	6.0	6.3	4.5	1.8	2.3
Realized gains, net	0.2	—	0.4	0.6	0.1
Total non-interest income (loss), net	$44.2	$42.2	$50.3	$44.0	$(9.6)
General and administrative expenses	(36.0)	(33.3)	(34.6)	(32.2)	(29.7)
Portfolio management costs	(6.4)	(4.9)	(3.6)	(4.3)	(3.7)
Loan acquisition costs	(3.2)	(3.7)	(2.2)	(2.6)	(1.9)
Other expenses	(2.2)	(5.2)	(3.4)	(2.9)	(4.6)
(Provision for) benefit from income taxes	(7.1)	(4.9)	(0.5)	(1.0)	(1.7)
Net income (loss)	$14.8	$15.5	$30.3	$21.0	$(30.8)
Dividends on preferred stock	(1.8)	(1.8)	(1.8)	(1.8)	(1.8)
Net income (loss) available (related) to common stockholders	$13.1	$13.8	$28.5	$19.3	$(32.6)

Weighted average basic common shares (thousands)	132,218	132,116	131,570	121,927	115,466
Weighted average diluted common shares (thousands) (2)	132,358	132,124	131,570	122,474	115,466
Earnings (loss) per basic common share	$0.09	$0.10	$0.21	$0.15	$(0.29)
Earnings (loss) per diluted common share	$0.09	$0.10	$0.21	$0.15	$(0.29)
Regular dividends declared per common share	$0.17	$0.16	$0.16	$0.16	$0.16

(1)Certain totals may not foot due to rounding.
(2)Actual shares outstanding (in thousands) at September 30, 2024, June 30, 2024, December 31, 2023 and September 30, 2023 were 132,237, 132,216, 131,871, 131,486, and 118,504, respectively.

Analysis of Income Statement - Changes from Second Quarter 2024 to Third Quarter 2024
•Net interest income increased from the second quarter due to accretive capital deployment, partially offset by a full quarter of expense on recently issued unsecured notes and lower interest income from residential consumer mortgage banking.

•Income from Residential Consumer Mortgage Banking increased from the second quarter, driven by a combination of spread tightening on securitization execution throughout the quarter and hedge outperformance. Gain on sale margins increased and were above our historic target range of 75 – 100 basis points.

•Income from Residential Investor Mortgage Banking activities increased slightly from the second quarter on relatively consistent volume and margins relative to the second quarter.
•Fair value changes on our Investment Portfolio in the third quarter primarily reflected improved credit performance and spread tightening on our SEMT and SLST securities, offset by incremental negative fair value changes on our bridge loans.

•HEI income, net decreased in the third quarter, as actual and projected trends in home price appreciation slowed, resulting in lower fair market value changes compared to the second quarter 2024.

•General and administrative (G&A) expenses increased from the second quarter primarily as a result of higher performance-based variable and equity compensation expenses relative to the second quarter given improved year-to-date earnings performance.
•Our provision for income taxes in the third quarter increased as a result of improved results from both our Residential Consumer and Residential Investor Mortgage Banking platforms.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	9/30/24	6/30/24	3/31/24	12/31/23	9/30/23

Residential Consumer Loans	$11,157	$9,210	$7,617	$7,051	$5,847
Residential Investor Loans	4,746	4,880	5,182	5,220	5,249
Consolidated Agency multifamily loans	426	422	423	425	421
Real estate securities	334	264	212	128	129
Home equity investments (HEI)	590	574	561	550	431
Other investments	342	350	337	344	340
Cash and cash equivalents	254	276	275	293	204
Other assets	579	515	451	493	399
Total assets	$18,427	$16,491	$15,058	$14,504	$13,021

Asset-backed securities issued, net	$13,020	$11,556	$10,628	$9,812	$8,392
Debt obligations, net	3,801	3,415	2,959	3,239	3,306
Other liabilities	383	300	247	251	217
Total liabilities	$17,204	$15,270	$13,834	$13,302	$11,915

Stockholders' equity	1,223	1,221	1,224	1,203	1,106

Total liabilities and equity	$18,427	$16,491	$15,058	$14,504	$13,021

Common shares outstanding at period end (thousands)	132,237	132,216	131,871	131,486	118,504
GAAP book value per common share	$8.74	$8.73	$8.78	$8.64	$8.77

(1)Certain totals may not foot due to rounding.

Non-GAAP Disclosures

Reconciliation of GAAP Net Income Available to Common Stockholders to non-GAAP EAD(1)(2)
	Three Months Ended
($ in millions, except per share data)	9/30/24	6/30/24

GAAP Net income available to common stockholders	$13.1	$13.8

Adjustments:
Investment fair value changes, net(3)	12.2	(1.1)
Realized (gains)/losses, net(4)	(0.2)	—
Acquisition related expenses(5)	2.2	2.2
Tax effect of adjustments(6)	(2.1)	3.7

Earnings available for distribution (non-GAAP)	$25.2	$18.6

Earnings per basic common share (GAAP)	$0.09	$0.10
EAD per basic common share (non-GAAP)	$0.18	$0.13

GAAP Return on common equity (annualized)	4.5%	4.8%
EAD Return on common equity (non-GAAP, annualized)(7)	8.7%	6.5%

1.Certain totals may not foot due to rounding.
2.EAD and EAD ROE are non-GAAP measures derived from GAAP Net income (loss) available (related) to common stockholders and GAAP Return on common equity ("GAAP ROE" or "ROE"), respectively. EAD is defined as: GAAP net income (loss) available (related) to common stockholders adjusted to (i) exclude investment fair value changes, net; (ii) exclude realized gains and losses; (iii) exclude acquisition related expenses; (iv) exclude certain organizational restructuring charges (as applicable); and (v) adjust for the hypothetical income taxes associated with these adjustments. EAD ROE is defined as EAD divided by average common equity. We believe EAD and EAD ROE provide supplemental information to assist management and investors in analyzing the Company’s results of operations and help facilitate comparisons to industry peers. Management also believes that EAD and EAD ROE are metrics that can supplement its analysis of the Company’s ability to pay dividends, by providing an indication of the current income generating capacity of the Company's business operations as of the quarter being presented. EAD and EAD ROE should not be utilized in isolation, nor should they be considered as an alternative to GAAP net income (loss) available (related) to common stockholders, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes.
3.Investment fair value changes, net includes all amounts within that same line item on our consolidated statements of income, which primarily represents both realized and unrealized gains and losses on our investments (excluding HEI) and associated hedges. As noted above, realized and unrealized gains and losses on our HEI investments are reflected in a new line item on our consolidated income statements titled "HEI income, net".
4.Realized (gains)/losses, net includes all amounts within that line item on our consolidated statements of income.
5.Acquisition related expenses include transaction costs paid to third parties, as applicable, and the ongoing amortization of intangible assets related to the Riverbend, CoreVest and 5 Arches acquisitions.
6.Tax effect of adjustments represents the hypothetical income taxes associated with all adjustments used to calculate EAD.
7.EAD ROE is calculated by dividing EAD by average common equity for each respective period.

Non-GAAP Disclosures (Continued)

Reconciliation of GAAP Net Contribution to non-GAAP EAD
Net Contribution by Mortgage Banking Segment(1)(2)
	Three Months Ended		Three Months Ended
	9/30/24		6/30/24
($ in millions)	Residential Consumer Mortgage Banking	Residential Investor Mortgage Banking	Residential Consumer Mortgage Banking	Residential Investor Mortgage Banking

GAAP Net contribution	$22.8	$5.7	$9.9	$0.6

Adjustments:
Acquisition related expenses(3)	—	2.2	—	2.2
Tax effect of adjustments(4)	—	(0.6)	—	(0.6)

EAD Net contribution (non-GAAP)	$22.8	$7.3	$9.9	$2.2

Capital utilized (average for period)	$307	$50	$255	$67

Return on capital (GAAP)	30%	45%	16%	4%
EAD Net Contribution return on capital (non-GAAP)(5)	30%	58%	16%	13%

1.Certain totals may not foot due to rounding.
2.EAD Net contribution and EAD Net contribution ROC are non-GAAP measures derived from GAAP Net contribution and GAAP Return on capital ("GAAP ROC" or "ROC"), respectively. GAAP ROC is defined as: GAAP Net contribution by segment adjusted to (i) exclude investment fair value changes, net (as applicable); (ii) exclude realized gains and losses (as applicable); (iii) exclude acquisition related expenses; (iv) exclude certain organizational restructuring charges (as applicable); and (v) adjust for the hypothetical income taxes associated with these adjustments. Each of these adjustments to arrive at EAD Net contribution are the same adjustments used to calculate EAD, as applicable to each segment for which it is being calculated. EAD Net contribution ROC presents a measure of profitability relative to the amount of capital utilized in the operations of each segment during a period and is calculated by dividing annualized non-GAAP EAD Net contribution by the average capital utilized by the segment during the period. Management utilizes these measures internally in analyzing each of the Company’s business segments’ contribution to EAD. See prior page for a further description of how management utilizes EAD and why EAD may assist investors, as well as limitations related to using EAD-based metrics. We caution that EAD Net contribution and EAD Net contribution ROC should not be utilized in isolation, nor should they be considered as alternatives to GAAP Net Contribution, GAAP ROC or other measurements of results of operations computed in accordance with GAAP.
3.Acquisition related expenses include transaction costs paid to third parties, as applicable, and the ongoing amortization of intangible assets related to the Riverbend, CoreVest and 5 Arches acquisitions.
4.Tax effect of adjustments represents the hypothetical income taxes associated with all adjustments used to calculate EAD.
5.EAD ROC is calculated by dividing EAD by average capital utilized for each respective period.

CONTACTS
Investor Relations
Kaitlyn Mauritz
Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com